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                                                                     Exhibit 9.1

                              INVESTORS' AGREEMENT

      This Investor Agreement ("Agreement") is entered into as of November 30, 1998, by and among the following:

      Communities Investor Corp., a Delaware corporation (the "CIC") and each of the stockholders of CIC identified as such on Schedule A hereto (each of whom is referred to individually as a "CIC Stockholder" and collectively as the "CIC Stockholders").

      Communities Investor Limited Partnership, a Delaware limited partnership ("CILP") and each of the limited partners of CILP identified as such on Schedule A hereto (each of whom is referred to individually as a "CILP Limited Partner" and collectively as the "CILP Limited Partners").

      D & A Communities, Inc., a Delaware corporation ("Newco") and each of the stockholders of Newco identified as such on Schedule A hereto (each of whom is referred to individually as a "Newco Stockholder" and collectively as the "Newco Stockholders").

      BankBoston, N.A., as Agent and SFT II, Inc. (together with any successors and assigns, individually a "Lender" and collectively the "Lenders").

      References herein to the CIC Stockholders, the CILP Limited Partners, the Newco Stockholders and the Lenders include their respective Permitted Transferees (as defined below),

                                    RECITALS:

      The parties hereto have engaged in a reorganization (the "Reorganization") involving the combination of the businesses of Florida Design Communities, Inc. and WCI Communities Limited Partnership under the common ownership of Newco and involving a re-allocation of the limited partnership interests in CILP, among other things, and wish to enter into this Agreement to govern the transfers of interests in and the governance of CILP, Newco and Newco's Affiliates.

      NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows.

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                                    ARTICLE I

                             Additional Definitions

As used herein:

      1.1 Affiliate. "Affiliate" means, in respect of any specified Person, that Person's employees or directors, any Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person and in the case of a Party who is an individual, "Affiliate" shall also mean in respect of such Person, his or her spouse and descendants or any such Person's estate or a trust the beneficiaries of which are such Person, his or her spouse or descendants. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). For purposes of this Agreement, the Agent shall not be considered an Affiliate of BancBoston Investments, Inc.

      1.2 Agent. "Agent" means BankBoston, N.A. and any successor agent under that certain Amended and Restated Wholesale Warehouse Mortgage and Credit Facility among Agent, Communities Finance Company and certain lenders named therein, all as dated April 27, 1998, as modified.

      1.3 Bishop Interests. "Bishop Interests" means the Equity Interests initially held by Kamehameha Activities Association and its Affiliates.

      1.4 CVC Interests. "CVC Interests" means the Equity Interests initially held by Citicorp Venture Capital, Ltd. and its Affiliates.

      1.5 Equity Owners. "Equity Owner" or "Equity Owners" means individually or collectively, the CILP Limited Partners, the CIC Stockholders and the Newco Stockholders and includes after transfer of the Treasury Interest, the Lenders.

      1.6 Entity. "Entity" or "Entities" means individually or collectively, CILP, CIC and Newco.

      1.7 Equity Interests. "Equity Interests" means the limited partner interests in CILP, the stock of CIC and the stock of Newco and all interests of whatever kind issued in connection therewith or with respect thereto in any refinancing, recapitalization, reclassification, merger, reorganization or similar event. As to any particular securities constituting Equity Interests, such securities will cease to be Equity Interests and will no longer be subject to this Agreement when they have been sold pursuant to Section 4.3(e) hereof.

      1.8 Independent Qualified Appraiser. "Independent Qualified Appraiser" means a nationally-recognized investment bank or valuation firm which is experienced in the valuation of concerns such as the Entities and which has no preexisting relationship with any of the Parties.


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      1.9 Investor Board. "Investor Board" means the Board of Directors of CIC.

      1.10 MacArthur Interests. "MacArthur Interests" means the Equity Interests initially held by John D. and Catherine T. MacArthur Foundation, Hartsel Ranch Corporation and their Affiliates.

      1.11 Management Partners. "Management Partners" shall mean Don E. Ackerman and Alfred Hoffman, Jr., as individuals and not their respective Permitted Transferees, successors, assigns or other representatives.

      1.12 Non-Transferring Owners. "Non-Transferring Owners" means all Equity Owners other than the Transferring Owner.

      1.13 Newco Board. "Newco Board" means the Board of Directors of Newco.

      1.14 Permitted Transferee. "Permitted Transferee" means any Person acquiring Equity Interests pursuant to any of the transactions permitted by
Article 4.

      1.15 Person. "Person" means any individual, corporation, partnership, limited liability company, trust, estate, individual, association or other entity.

      1.16 Party. "Party" or "Parties" means individually or collectively, CIC, the CIC Stockholders, CILP, the CILP Limited Partners, Newco and the Newco Stockholders.

      1.17 Respective Interest Share. "Respective Interest Share" means, in respect of any Entity, each Equity Owner's percentage interest in the aggregate Equity Interests of all Equity Owners in such Entity. If the Equity Owners do not own interests in such Entity, the Respective Interest Shares of an Equity Owner shall be determined with respect to Equity Interests owned by the Equity Owner indirectly in the Entity, including through ownership of CILP, in Newco.

      1.18 Subsidiary Affiliate. "Subsidiary Affiliate" means, in respect of any specified Person, an Affiliate of the specified Person of which the specified Person is the beneficial owner, directly or indirectly through one or more intermediaries, of 51% or more of the capital or assets.

      1.19 Starwood. "Starwood" means SFT II, Inc., a Delaware corporation as successor to Starwood Financial Trust, and SFT II, Inc.'s successors, participants, and assigns.

      1.20 Transfer. "Transfer" shall mean any sale, assignment, pledge, transfer, conveyance, grant of any option on or with respect to, or any other disposition, direct or indirect, by operation of law, as a result of death or incompetency or otherwise, by an Equity Owner of all or any of its Equity Interests to any Person. In addition, any sale, assignment, transfer, conveyance, grant of any option on or with respect to, direct or indirect, by operation of law, as a result of death or incompetency or otherwise, of all or any part of the equity interests in an Equity Owner, substantially all of the assets of which are its Equity Interests, shall be deemed a Transfer. The transfer to the Lenders or either of them or an Affiliate of any Lender of the Treasury Interests shall not be a Transfer hereunder.


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      1.21 Transfer Interests. "Transfer Interests" shall mean the Equity
Interests proposed to be transferred, or transferred by a Transferring Owner pursuant to a Transfer.

      1.22 Transferring Owner. "Transferring Owner" shall mean an Equity Owner who desires to make, or makes, a Transfer.

      1.23 Treasury Interests. "Treasury Interests" means Treasury Partnership Interests and Treasury Stock.

      1.24 Treasury Partnership Interests. "Treasury Partnership Interests" means Class A and Class B limited partnership interests in CILP which have been acquired by CILP, but not cancelled, and have been pledged to the Lenders.

      1.25 Treasury Stock. "Treasury Stock" means the shares of common stock of CIC which have been acquired by CIC and held as treasury shares and have been pledged to the Lenders.

                                   ARTICLE II

                        Prior Agreements and Transactions

      2.1 Prior Agreements. The parties hereby agree that the provisions of this Agreement supersede in their entirety those of the Existing Shareholder Agreements and the provisions of the Existing Shareholder Agreements are hereby terminated. In this Section 2.1 Existing Shareholder Agreements means the Agreement on Exit Strategy, the General Agreement on Transfers and Sales, the Communities Investor Corp Voting Agreement, the Investors of WCI, Inc. Voting Agreement, the Communities Investor Corp. Shareholders Agreement and the Investors of WCI, Inc. Shareholders Agreement, each dated July 24, 1995 and as amended from time to time, and made between various of the Parties thereto.

      2.2 Prior Transfers. The Parties hereto hereby expressly waive any breach of any of the Existing Shareholder Agreements by virtue of (a) the transfer by Royal Hawaiian Shopping Center, Inc. of its limited partnership interests in CILP to Kamehameha Activities Association; (b) the transfer by Court Square Capital, Limited of its limited partnership interests in CILP to Citicorp Venture Capital Ltd.; (c) the transfer by Communities LP Holdings, Inc. of all of its Equity Interests to Communities Finance Company ("CFC"); (d) the transfer by the stockholders of Investors of WCI, Inc. ("IWCI") of all of the outstanding stock of IWCI to Newco in exchange for Newco stock and the transfer of Newco stock to CILP; (e) the transfer by the limited partners of WCI Communities Limited Partnership ("WCI LP") of all of the limited partnership interests therein to Newco in exchange for Newco stock and the transfer by the holders thereof other than CILP of the Newco stock to CILP for CILP limited partnership interests; (f) the transfer of certain PIK Notes of CILP to CILP;
(g) the transfer by CFC of all shares of stock owned by CFC in CIC to CIC in exchange for limited partnership interests in WCI LP and the transfer by CFC of all limited partnership interests owned by CFC in CILP to CILP in exchange for limited partnership interests; (h) the issuance by CIC and CILP to the


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Lenders of guaranties which are secured by shares of stock of CIC held by CIC as treasury shares and limited partnership interests of CILP held by CILP as treasury interests; and (i) the transfer by the Estate of Bernice Pauahi Bishop (the "Estate") of that certain note in the original principal amount of $13,750,000 issued by CILP to the Estate to Kamehameha Activities Association. The grant of first and second in priority security interests in the Treasury Stock and the Treasury Partnership Interests shall not constitute a breach of or be affected by any rights of any prior agreement among any of the parties hereto or this Agreement.

                                   ARTICLE III

                            Restrictions on Transfers

      3.1 General Restrictions. No CILP Limited Partner may Transfer any of its limited partnership interests in CILP, including any Transfers otherwise permitted under Article IV, from and after the date hereof to December 31, 2000 without the prior written consent of the Management Partners and the holders of a majority of each of the Bishop Interests, the CVC Interests and the MacArthur Interests. Thereafter, an Equity Owner may only, directly or indirectly, voluntarily or involuntarily, Transfer any Equity Interest as contemplated by this Agreement. Any attempted Transfer by an Equity Owner other than as permitted hereby shall be null and void and of no force or effect. Any Transfer permitted by this Agreement (other than as contemplated by Section 4.3(e) or Article IX) shall be conditional on the Permitted Transferee executing a joinder to this Agreement and agreeing to be bound by the terms hereof.

      3.2 Required Coordination. With respect to Transfers permitted under this Agreement, no CILP Limited Partners or CIC Stockholders shall make or agree to make any Transfer of any of its Equity Interests in respect of CILP or CIC unless such Transfer includes a Transfer of the same proportion of the Equity Interests of such Party and its Affiliates in respect of CILP and CIC.

      3.3 Other Requirements. The provisions of this Agreement shall not be deemed to remove or eliminate any requirements imposed by any partnership agreement, certificate or constitutive document in relation to any Transfer.

                                   ARTICLE IV

                               Permitted Transfers

      4.1 Transfers to Affiliates. The Parties hereby consent and agree to any Transfer by an Equity Owner to any Affiliate of such Equity Owner so long as such Transfer does not change the stock ownership of Newco for the purposes of
Section 382 of the Internal Revenue Code, as amended.

      4.2 Transfers to Equity Owners or Entities. The Parties hereby consent and agree to any Transfer by an Equity Owner of all or any part of his, her or its Equity Interests to another Equity Owner or to an Entity. In the event of a Transfer to another Equity Owner permitted by


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this Section 4.2, the Equity Owner shall receive and hold such Equity Interests subject to the terms of this Agreement and there shall be no further Transfer, except in accordance with the terms of this Agreement. In the event of a Transfer to an Entity permitted by this Section 4.2, the Entity shall retire the Equity Interest if it is an Equity Interest in the Entity or shall hold the Equity Interest as an Equity Owner under the terms of this Agreement and there shall be no further Transfer, except in accordance with the terms of this Agreement.

      4.3 Pledge by DEA, the Ackerman Trust or Hoffman. Don E. Ackerman ("DEA"), DEA as Trustee of the Don E. Ackerman Trust U/T/A December 14, 1996 (the "Ackerman Trust") and Alfred Hoffman, Jr. ("Hoffman") may pledge Newco stock as security for loans to DEA or Hoffman made by financial institutions or as security for letters of credit or guaranties of payment or performance of loans or other obligations made by financial institutions to any entity in which DEA, the Ackerman Trust or Hoffman or an Affiliate has an equity ownership interest; provided, however, that DEA, the Ackerman Trust and Hoffman shall not pledge any Newco stock (the "Pledged Stock") unless the pledgee (the "Pledgee") of such pledge agrees to the following terms:

            (a) The pledge agreement shall provide that in the event of a default under the pledge agreement, the Pledgee shall give notice to Newco of the default and the Pledgee's intent to foreclose on the Pledged Stock at least thirty (30) days prior to offering for sale or otherwise disposing of or taking any action with respect to the Pledged Stock (the "Foreclosure Notice").

            (b) The Foreclosure Notice shall include an offer to sell a portion of the Pledged Stock to Newco and/or the Newco Stockholders or their respective nominees at the fair market value of the Pledged Stock which offer shall be an offer coupled with an interest and shall be irrevocable for a period of thirty (30) days after receipt of the Foreclosure Notice. The portion of the Pledged Stock to be sold shall be the number of shares of the Pledged Stock which at the fair market value of each share of the Pledged Stock shall be equal to the amount of the outstanding indebtedness owed to the Pledgee.

            (c) If Newco or the Newco Stockholders agree to purchase all or any portion of the Pledged Stock, the fair market value of the Pledged Stock shall be agreed upon by the Pledgee and Newco. If the Pledgee and Newco are unable to agree upon the fair market value of the Pledged Stock, the Pledgee and Newco shall select an Independent Qualified Appraiser reasonably acceptable to each and shall abide by the decision of the Independent Qualified Appraiser.

            (d) The closing of the purchase of the Pledged Stock shall be within thirty (30) days of the determination of the fair market value of the Pledged Stock at the offices of the Pledgee. The purchase price of the Pledged Stock shall be paid to the Pledgee at the closing by wire transfer of immediately available funds.

            (e) If Newco and the Newco Stockholders refuse to purchase the Pledged Stock, the Pledgee shall be free to sell or otherwise dispose of that number of shares of the Pledged Stock with an aggregate value equal to the outstanding indebtedness owed to the Pledgee. Such sale shall be without any restriction under the terms of this Agreement


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       and this Agreement and all restrictions on the transfer of Pledged Stock hereunder shall terminate upon such sale.

      4.4 Transfers to or by Lenders. Either Lender may Transfer any Equity Interest to the other and each to an Affiliate of any Lender so long as such Transfer does not change the stock ownership of Newco for the purposes of
Section 382 of the Internal Revenue Code, as amended. Any such Transfer of any Equity Interest to a Lender or to an Affiliate of a Lender, either by foreclosure or otherwise, shall not be subject to any of the provisions of
Section 3.1 or Article V. Any Transfer by a Lender to an Affiliate shall be conditional on the Affiliate executing a joinder to this Agreement and agreeing to be bound by the terms hereof.

      4.5 Other Transfers. An Equity Owner may Transfer Equity Interests in accordance with the terms of Article V, Article IX or Section 11.1.

                                    ARTICLE V

                               First Offer Options

      5.1 First Offer Options. If a Transferring Owner desires to make a Transfer or an offer to Transfer other than as permitted in Sections 4.1 through 4.4, the Transferring Owner shall give notice of the proposed Transfer (the "Transfer Notice") to the Newco Board and to all of the other Equity Owners. The Transfer Notice shall specify the nature and the amount of the Transfer Interests and the aggregate price at which the Transferring Owner proposes to sell the Transfer Interests.

      5.2 Order of First Offer Options. After the delivery of the Transfer Notice, each of Equity Owners, other than the Transferring Owner, and the Entities shall have options (collectively the "First Offer Options") to purchase all, but not less than all, of the Transfer Interests from the Transferring Owner at the price set forth in the Transfer Notice, in the following order of priority:

      (a) If the Transfer Interests are shares of common stock of Newco, the Newco Stockholders, other than the Transferring Owner and CILP, shall have the first option to purchase all or any part of the Transfer Interests for a period of thirty (30) days after delivery of the Transfer Notice (the "Newco Stockholders' Option");

      (b) If the Newco Stockholders do not exercise the Newco Stockholders' Option to purchase all of the Transfer Interests, then CILP shall have the second option to purchase all or any part of the remaining Transfer Interests for an allocable portion of the purchase price specified in the Transfer Notice (such allocable portion to be determined by the Newco Board) for a period of fifteen (15) days after the Newco Stockholders fail to exercise the Newco Stockholders' Option (the "CILP/Newco Option");

      (c) If the Transfer Interests are limited partnership interests in CILP, the CILP Limited Partners, other than the Transferring Owner, shall have the first option to purchase all or any part of the Transfer Interests for a period of thirty (30) days after delivery of the Transfer Notice (the "CILP Partners' Option");


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      (d) If the Transfer Interests are shares of common stock of CIC, the CIC
      Stockholders, other than the Transferring Owner, shall have the first option to purchase all or any part of the Transfer Interests for a period of thirty (30) days after delivery of the Transfer Notice (the "CIC Stockholders' Option");

      (e) Each Entity shall have the second or third option, as the case may be, to purchase all or any part of the Transfer Interests in such Entity for an allocable portion of the purchase price specified in the Transfer Notice (such allocable portion to be determined by the Newco Board) for a period of fifteen (15) days after the expiration of the CILP/Newco Option, the CILP Partners' Option or the CIC Stockholders' Option, as the case may be ("Entity Option"). The purchase of any Transfer Interests by one Entity shall be dependent and conditioned upon the purchase of all Transfer Interests by all Entities or Equity Owner in respect of which such Transfer Interests are held; and

      (f) Each Equity Owner, other than the Transferring Owner, shall have the last option to purchase all or any part of the Transfer Interests in the amount of such Transferring Owner's Respective Interest Share for an allocable portion of the purchase price specified in the Transfer Notice (such allocable portion to be determined by the Newco Board) for a period of the fifteen (15) day after the expiration of the Entity Option.

      5.3 Manner of Exercise.

      (a) Any Option to purchase the Transfer Interest shall be exercised, if at all, by written notice to the Transferring Owner and, in the case of the Equity Owners, to the Newco Board.

      (b) The Non-Transferring Owners shall have the right and option to purchase the Transfer Interests (but not less than all of the Transfer Interests), pro rata according to the Respective Interest Shares of the Non-Transferring Owners in the Entity for which Interests are offered. Any dispute shall be resolved by the Newco Board.

      (c) Failure of any Party to respond to the Transfer Notice within the period stated in Section 5.2 shall be deemed to constitute a notification to the Transferring Owner of such Non-Transferring Owner's decision not to exercise the right and option to purchase the Transfer Interests as provided under this subsection.

      (d) In the event any Non-Transferring Owner does not exercise its right and option to purchase the Transfer Interests, the Transferring Owner shall give notice thereof (the "Second Transfer Notice") to each Non-Transferring Owner which has agreed to purchase its pro rata share of the Transfer Interests, and such Non-Transferring Owners shall have the right and option, exercisable for a period of ten (10) days from the delivery of the Second Transfer Notice, to purchase any remaining portion of the Transfer Interests. If such Non-Transferring Owners desire collectively to purchase more than the remaining portion of the Transfer Interests, such remaining portion shall be allocated among them pro rata according to the Respective Interest Shares of such Non-Transferring Owners. Failure of any such Non Transferring Owner to respond within ten


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      (10) days to the Second Transfer Notice shall be deemed to constitute a notification to the Transferring Owner of such Non Transferring Owner's decision not to exercise its right and option to purchase any additional portion of the Transfer Interests pursuant to this Article V.

      5.4 Failure to Purchase. If all of the Transfer Interests are not redeemed or purchased by the Entities or by the Non-Transferring Owners pursuant to
Article V, any and all rights and options of the Entities and the Non-Transferring Owners in respect of such Transfer pursuant to Article V (including, any exercise by any Non-Transferring Owner of any of its rights) shall be cancelled and terminated, and the Transferring Owner may, at any time during the one hundred eighty (180) days following the expiration of the ten
(10) day response period following the Second Transfer Notice, offer to Transfer and Transfer the Transfer Interests upon terms and conditions no more favorable to the purchaser or purchasers thereof than were offered to the Non-Transferring Owners and the Entities hereunder. If such Transfer by the Transferring Owner is not consummated within such 180-day period, then the provisions of Article V shall be applicable again to such Transfer.

      5.5 Closing Procedures.

      (a) After the valid exercise of any First Offer Options in respect of all of the Transfer Interests pursuant to Article V, the closing of the sale of the Transfer Interests shall be effected on a date (the "Closing Date") within sixty (60) days after the delivery of the last notice by any Entity or Non-Transferring Party completing the exercise of the First Offer Options.

      (b) The Closing shall be held at the offices of counsel to Newco or at such other place as may be agreed upon by the Transferring Owner and the purchasing party or parties (each a "Purchaser", collectively the "Purchasers"). At the Closing, the following shall occur:

                  (i) Each document and instrument to be entered into by any
            Party in connection with the sale of the Transfer Interests shall be in form and substance reasonably satisfactory to such Party;

                  (ii) The Transferring Owner shall execute and deliver any and all documents and instruments as may be necessary, desirable or appropriate to vest in each Purchaser good and marketable title to the Transfer Interests, free and clear of any security interest, encumbrance, charge, pledge, hypothecation or other third-party claim (except as may have been agreed to by the Purchaser in connection with such Purchaser's purchase of the Transfer Interests); and

                  (iii) Each Purchaser shall cause the purchase price for the
            Transfer Interests it is purchasing hereunder to be paid to the Transferring Owner by wire transfer of immediately available funds at the Closing.

      5.6 Recalculation of Interests. Immediately after any Transfer, the Respective Interest Shares of the Equity Owners in respect of the various Equity Interests shall be


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recalculated in order to reflect the relative Equity Interests of the Equity
Owners, including any transferee who prior to the Transfer was not a party to this Agreement. The Investor Board shall coordinate such recalculation.

      5.7 Additional and Successor Equity Owners. Upon any Transfer other than as contemplated in Section 4.3(e) or Article IX, any transferee not already an Equity Owner or an Entity shall become a Party hereto.

      5.8 Transfers By Operation of Law. The Equity Owners acknowledge and confirm that the provisions of Article V shall be applicable to Transfers which occur by operation of law and that, in connection therewith, if the Transferring Owner is not legally capable of taking, any action contemplated to be taken by it pursuant to Article V, such action shall be taken by the trustee, executor, personal representative or other appropriate party acting on behalf of or in the place of the Transferring Owner.

                                   ARTICLE VI

                                Lenders Interests

If at any time CIC and CILP shall transfer the Treasury Interests to the Lenders pursuant to a foreclosure sale or transfer in lieu of a foreclosure sale, the Lenders shall become Equity Owners, CIC Stockholders and CILP Limited Partners for all purposes hereunder and shall be subject to such terms and conditions as the other Equity Owners, CIC Stockholders, and CILP Limited Partners, except as otherwise provided herein. If the Lenders are Equity Owners at any time, Sections 3.1 and 7.3 shall provide that actions specified therein shall require the concurrence of at least three of the holders of a majority of the Bishop Interests, CVC Interests, MacArthur Interests, the Management Partners and the Lenders.

                                   ARTICLE VII

                                Voting Agreement

      7.1 Directors. To the extent permitted by law, each Equity Owner shall vote all Interests over which such Equity Owner has voting control, and shall take all other necessary or desirable actions within such Equity Owner's control (whether in such Equity Owner's capacity as a partner, stockholder, director, member of a board committee or officer of CIC, CILP, or Newco or otherwise, and including, without limitation, attendance at meetings in Person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and each of CIC and Newco shall take all necessary and desirable actions within its control (including, without limitation, calling special board and stockholder or limited partner meetings), so as to provide for the following:

      (a) A Newco Board of not less than 5 members and not more than 9 members, per Amendment

      (b) The election of the following persons as members of the Newco Board:


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                  (i) Alfred Hoffman, Jr., or a person designated by him or his personal representative;

                  (ii) Don E. Ackerman., or a person designated by him or his personal representative;

                  (iii) A person designated by the holders of a majority of the
            MacArthur Interests and the initial designee shall be Timothy J. Hoeppner;

                  (iv) A person designated by the holders of the majority of the
            Bishop Interests; provided, that until such time as a director is designated, each of Allan Yee and Wally Chin is entitled to receive all notices and information available to the Newco Board and to receive notice of all Newco Board meetings and either of them shall have the right to attend in person or telephonically any meeting of the Newco Board;

                  (v) A person designated by the holders of the majority of CVC
            Interests and the initial designee shall be Thomas F. McWilliams;
            and

                  (vi) Up to four directors designated by a majority of the
            persons referred to in paragraphs (i) through (v) above, except as provided in Section 7.1(c), per Amendment

            "Investor Director" shall mean any director designated and elected pursuant to Section 7. 1 (b)(iii), (iv), or (v).

      (c) If the Lenders are Equity Owners, the Equity Owners agree to elect as one of the designees referred to in Section 7.1 (b)(vi) a person designated by the Lenders as a member of the Newco Board;

      (d) Investors of WCI BCG FDC same as watermark board.

      (e) Any committees of the Newco Board or a Sub Board shall be created only upon the approval of a majority of the voting power of the Newco Board and the composition of each such committee (if any) shall consist of not more than three Persons, at least one of which shall be an Investor Director;

      (f) Any directors designated under Section 7.1(b)(i) through (v) or
      Section 7.1(c) shall be removed from the Newco Board, a Sub Board or any committee thereof (with or without cause) only at the written request of the Equity Owner or a majority of the Equity Owners which have the right to designate such director hereunder, but only upon such written request and under no other circumstances (in each applicable case, determined on the basis of a vote or consent of the relevant Equity Owners). Any director designated under Section 7.l(b)(vi) may be removed from the Newco Board, a Sub Board or any committee thereof (with or without cause), at any time upon the concurrence of at least three of the holders of a majority of the Bishop Interest, CUC Interests, MacArthur Interests and the Management Partners as described in Sec 7.3 and the Equity Owners of Newco agree to vote all Interests in Newco to remove such directors;


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

      (g) In the event that any individual designated hereunder for any reason ceases to serve as a member of the Newco Board or a Sub Board or any committee thereof during such individual's term of office, the resulting vacancy on the Newco Board or such Sub Board or committee shall be filled by an individual designated by the relevant Equity Owners;

      (h) Newco shall pay the reasonable out-of pocket expenses incurred by each Investor Director in connection with attending the meetings of the Newco Board or any Sub Board and any committee thereof. In addition, Newco shall pay such additional compensation to directors who are not employees of Newco or any of its Subsidiaries as the Newco Board so determines. Each Investor Director shall be entitled to receive the minutes of the meeting of any Board or Sub Board meetings at which he or she is not in attendance;

      (i) If any party fails to designate an individual to fill a directorship pursuant to the terms of this Section 7.1 within a reasonable period of time following a vacancy, the election of a Person to such directorship shall be accomplished in accordance with Newco's bylaws, certificate of incorporation, and applicable law. In the event that any provision of Newco's or any of its Subsidiaries' bylaws or certificate of incorporation is inconsistent with any provision of this Section 7.1, this Agreement governs and the Equity Owners shall promptly take all such action as may be necessary to amend any such provision in Newco's or such Subsidiary's bylaws or certificate of incorporation to remedy such inconsistency; and

      (j) Each Equity Owner represents that such Equity Owner has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement, and no Equity Owners shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement.

      (k) new

      7.2 Investor Board. The Investor Board shall be comprised of Alfred Hoffman, Jr., Don E. Ackerman and Vivien Hastings; provided, that the Parties acknowledge that the holders of a majority of the stock of CIC can replace any of those designees (and any of their replacements) at any time for any reason.

      7.3 Supermajority Voting Provisions. The Equity Owners and the Entities agree that they shall take all necessary action and shall cause the Subsidiaries of the Entities to take all necessary action to ensure that none of the following actions shall occur without the concurrence of at least three of the holders of a majority of the Bishop Interests, CVC Interests, MacArthur Interests and the Management Partners and, if, and only if, the proposed action is a sale or exchange of all or any part of the Newco Shares by CILP, the liquidation of Newco or non-liquidating distributions by Newco prior to November 30, 1999 which would result in taxable gain or income in CILP, without the concurrence of a majority of the MacArthur Interests:

      (a) Newco shall not sell, convey, lease, transfer, grant options to purchase or otherwise dispose of all or substantially all of its assets or dispose of any property or business of Newco or any Subsidiary Affiliate(other than non-core property) in each case having a value in excess of $25,000,000;

      (b) Newco, its Subsidiary Affiliates, CILP and CIC shall not (i) issue or sell partnership interests or shares of stock, or (ii) incur indebtedness (other than indebtedness permitted pursuant to the terms of the senior credit facility in place for operation of the business of Newco or its Subsidiary Affiliates), in excess of $25,000,000;

      (c) CILP shall not admit a new or substitute general partner or limited partner, except the Lenders and as otherwise permitted hereunder;

      (d) Newco, CILP and CIC shall not, directly or indirectly, redeem, purchase or otherwise acquire any of its own Equity Interests;

      (e) None of Newco, the Subsidiary Affiliates, CILP or CIC resolve, compromise, settle or agree as to any dispute, adjustment, payment to or by any of them or adjustment or amendment arising out of the transactions contemplated in the documents entered into in connection with the Reorganization and related agreements and the institution of litigation and defense of litigation with respect to such agreements;

      (f) Newco and its Subsidiary Affiliates shall not terminate the employment of or increase the compensation payable to either Hoffman or DEA or amend the terms of either of their respective employment agreements made with WCI Communities Limited Partnership dated July 24, 1995, as assigned to Newco under Assignment dated November 30, 1998 (the "Employment Agreements");

      (g) None of Newco, CILP or CIC shall amend, modify or terminate any other their respective constituent documents, including, but not limited to, the Certificate of Incorporation of Newco or CIC or the Agreement of Limited Partnership of CILP.

      (h) None of Newco, CILP or CIC shall consolidate with or merge into or with any other Person or dissolve, or begin to liquidate or wind-up its business or assets;

      (i) File a petition under the Federal Bankruptcy Act or any other insolvency law, or admit in writing that it is bankrupt, insolvent or unable to pay its debts, or enter into an assignment for the benefit of creditors; and

      (j) Sale by CILP at any time prior to November 30, 1999 of all or any part of the Newco Shares owned by CILP.

      (k)

      7.4 Obligations of Board. Nothing in this Agreement is intended, nor shall it be construed, to expand or otherwise modify the fiduciary duties or liability of the Investor Board, the Newco Board or the members of either, or to create any independent contractual obligation on the part of either Board or any member of either Board. In performing their duties under this Agreement, neither the Investor Board nor the Newco Board shall be deemed to be acting on its own behalf but solely on behalf of CILP or Newco, respectively, as its Board of Directors.

                                  ARTICLE VIII

                               Pre-Emptive Rights

      8.1 CILP Partners' Pre-Emptive Rights. The CILP Limited Partners shall have the first right and option to purchase pro rata according to their Respective Interest Shares, any and all debt or equity interests or instruments which may be issued by CILP or CIC (each an "Issuing Entity"). For purposes of this Section 8.1, the Lenders shall be considered CILP Limited Partners to the extent of the Treasury Interests. The Respective Interest Shares to be applied for purposes of this Section 8.1 shall be those in respect of the Equity Interest held by the CILP Limited Partners, as adjusted for the issuance of the Treasury Interests, in CILP.

      8.2 Newco Stockholders' Pre-Emptive Rights. The Newco Stockholders shall have the first right and option to purchase pro rata according to their Respective Interest Shares any and all equity interests or instruments which may be issued by Newco or any Subsidiary Affiliate of Newco (each, together with CILP and CIC, an "Issuing Entity") other than any such issuance in connection with a offering of equity or debt interests or instruments pursuant to a registration statement filed with the Securities and Exchange Commission, grants of stock awarded to employees or issuances upon exercise of up to 2,000,000 options (which includes the 328,200 shares issued in connection with the Reorganization) granted to employees of Newco or any Affiliate Subsidiaries of Newco, or any equity issuance approved as provided in Section 7.3.

      8.3 Notice of Issuance. The Issuing Entity will give each Equity Owner, at least 30 days prior written notice of any such proposed issuance of interests or instruments, which notice shall disclose in reasonable detail the proposed terms and conditions of such issuance (the Issuance Notice"). Each Equity Owner may elect to purchase all (but not less than all) of the interests or instruments offered to such Equity Owner by delivery of written notice of such election (the "Election Notice") within 30 days after delivery of the Issuance Notice to the Issuing Entity. Any offered interests or instruments not purchased by any Equity Owner may be purchased by any exercising Equity Owner who so elects, such purchase to be allocated among all such exercising Equity Owners according to each such exercising Equity Owner's Respective Interest Share. The sale of such interests or instruments to all such exercising Equity Owners shall be consummated as soon as practical after delivery of the Election Notice.

      8.4 Newco Board. The Newco Board shall oversee and coordinate with all respective Entities the application and implementation of the pre-emptive rights provided by this Article VIII.

                                   ARTICLE IX

                              "Go Along" Provisions

      9.1 "Go Along" Provisions". If any sale, transfer or exchange of CILP, Newco or any Subsidiary Affiliate of Newco, whether by means of a sale of assets, sale of entities, sale of a majority of the Equity Interests, or by means of any other sale, transfer or exchange of stock, partnership interests, debt instruments or other interests or assets, or by means of the organization of one or more new entities and a restructuring of Equity Interests and/or other interests into such new entities; or any combination of the foregoing is approved pursuant to the terms of this Agreement, then (a) the Parties agree that all CIC stockholders, CILP Limited Partners and Newco stockholders, as the case may be, shall have a pro rata opportunity to participate in any transaction in which any of their Equity Interests are to be sold, transferred or exchanged, and (b) the Equity Owners (including for purposes of this Section 9.1, the Lenders as if they were Equity Owners) hereby agree to (i) waive any dissenter's rights and other similar rights, (ii) if the transaction is structured as a sale of stock, each Equity Owner will agree to sell its Interests on the terms and conditions of the sale and (iii) each Equity Owner will take all necessary and desirable actions as directed by the Newco Board or Investor Board in connection with the consummation of any sale, including without limitation executing the applicable purchase agreement and, in the case of each Equity Owner, granting identical indemnification rights, and to take all such further actions as are determined by the Newco Board or Investor Board to be necessary and appropriate to implement and effect such transaction or transactions in such form and structure as so determined by the Newco Board or Investor Board with such concurrence.

      9.2 Common Consideration. The obligations of the Equity Owners set forth in Section 9.1 are subject to each Equity Owner receiving with respect thereto the same amount and type of consideration in respect of each applicable unit thereof. Consideration received in connection with any transaction subject to
Section 9.1 shall be deemed to include all consideration received by an Equity Owner in any related transaction which is consummated substantially contemporaneously with such transaction.

                                    ARTICLE X

                              Special Transactions

Notwithstanding any other provision in this Agreement to the contrary, the Parties agree that if in the opinion of counsel to any Equity Owner that is a "private foundation" as defined in Section 509(a) of the Internal Revenue Code (which opinion shall be reasonably acceptable to the Investor Board), any redemption of Equity Interests by any Entity or any transfer or transaction in respect of any Equity Interests or other interests in the Entity would produce or involve a substantial risk of resulting in "excessive business holdings" on the part of such Equity Owner within the meaning of Section 4943 of the Code, then in any such event the Parties shall cooperate in all reasonable ways to prevent, avoid or restructure the redemption, transfer or transaction that is believed to produce or involve such risks.

                                   ARTICLE XI

                                Repurchase Rights

      11.1 Partial Repurchase Option.

            (a) Repurchase Option. Within sixty days following a Repurchase Event (as defined in Section 11.1(d)(ii) below), CILP or its nominee shall have the option (the "Repurchase Option") of repurchasing the Repurchase Interest, as determined under subsection 11.1(f) below, of a Management Partner in respect of whom the Repurchase Event has occurred (the "Repurchase Partner"). The Repurchase Interest shall be purchased from the Repurchase Partner or the Affiliates of the Repurchase Partner (or successors in interest thereto) in proportion to the Repurchase Partner's or the Affiliates Percentage Interest immediately before the occurrence of the Repurchase Event (the "Repurchase Percentage").

            (b) Purchase Price. Within thirty (30) days after the Repurchase Event, CIC shall provide the Repurchase Partner with a notice (the "Initial Notice") setting forth CIC's opinion of the Fair Market Value (as defined below) of the Repurchase Interest. If, within thirty (30) days after delivery of the Initial Notice, CIC and the Repurchase Partner do not agree in writing as to the Fair Market Value of the Repurchase Interest, the following procedures shall apply:

                  (i) Within ten (10) days after the expiration of such thirty
            (30) day period, CIC shall select an Independent Qualified Appraiser, the Repurchase Partner will select an Independent Qualified Appraiser and within ten (10) days thereafter, the two Independent Qualified Appraisers shall select a Third Independent Qualified Appraiser. The third selected Independent Qualified Appraiser shall, as promptly as is practical, make a determination of the Fair Market Value of the Repurchase Interest taking into consideration (and will be afforded access to ) all confidential projects and any submissions of information by the Repurchase Partner and CIC.

                  (ii) For purposes of the valuations required under this
            Section, if Newco is operating as a going concern the appraisals shall be conducted in accordance with the following and the Fair Market Value shall be the higher of the Fair Market Value determined under the following:

                        (A) The Independent Qualified Appraiser may determine
                  the Fair Market Value of the Repurchase Interest by appraising the fair market value on the basis of the all cash price which would be paid by an informed willing buyer to an informed willing seller, neither being under any compulsion to buy or sell, in an arm's-length transaction under then-prevailing market conditions.

                        (B) Alternatively the Independent Qualified Appraiser
                  may determine the Fair Market Value of the Repurchase Interest with respect to the market that would be both (x) available to access by CILP at such time, and (u) yield the highest fair market value, utilizing valuation techniques which are applicable to valuing securities and entities in such market. The Repurchase Partners portion of the Fair Market Value would, in this case, be determined by calculating what the Repurchase Partner would receive upon a dissolution and liquidation of the Entity following a sale of the aggregate Repurchase Interests at a purchase price equal to the Fair Market Value.

                  (iii) For purposes of the valuations required under this
            Section, if Newco is being liquidated or if the Newco Board and Newco Stockholders have approved the liquidation of Newco, the Independent Qualified Appraiser may determine Fair Market Value of the Repurchase Interest with respect to the value of the assets of Newco that would be available in a liquidation of Newco.

                  (iv) All reasonable third party appraisal and accounting costs
            (including the fees of the Independent Qualified Appraiser) incurred in connection with the valuation of the Repurchase Interest shall be paid 50% by CILP and 50% by the Repurchase Partners.

            (c) Manner of Exercise.

                  (i) CILP shall exercise its Repurchase Option by providing written notice thereof to the Repurchase Partner who shall be obligated to immediately notify the other holders of the Repurchase Interest. Such notice shall specify the Repurchase Event and the amount of Repurchase Interest which will be purchased in the aggregate and the date of closing of the repurchase, which shall be a date not less than five business days nor more than thirty days following the date of the notice.

                  (ii) Every redeemed Repurchase Interest shall be delivered to
            CILP with representations and warranties as to ownership, title, power and authority to transfer and that the Repurchase Interest is not subject to liens or other encumbrances of any kind or nature and such other representations, warranties and opinions of counsel as CILP may reasonably request.

            (d) Repurchase Event.

                  (i) For purposes of determining Repurchase Events, "Cause"
            shall incorporate the meaning of such term set forth in the Employment Agreements.

                  (ii) The following shall be Repurchase Events for each of the
            Ackerman Partnership and Hoffman:

                        (A) The voluntary termination by such Hoffman or DEA, as
                  the case may be, of employment with Newco or any Subsidiary Affiliates. It shall not be considered a voluntary termination if Hoffman or DEA dies or is Disabled, as defined in the Employment Agreements; or

                        (B) Termination of employment of Hoffman or DEA, as the
                  case may be, by Newco or the Subsidiary Affiliates for Cause.

            (e) Repurchase Interest. The Repurchase Interest with respect to each Repurchase Partner shall be equal to 18.75% of the Class Y limited partnership interests in CILP.

            (f) Termination of Repurchase Option. The provisions of this Section 11.1, the Repurchase Option and the right of CILP to exercise a Repurchase Option shall terminate on the earlier to occur of the Liquidity Event Closing (as defined below) or the expiration of the Employment Agreement.

                                   ARTICLE XII

                               General Provisions

      12.1 Term. This Agreement shall terminate on the earlier of: (a) the agreement of all of the Equity Owners; (b) the closing under the underwriting agreement between Newco and the several underwriters in connection with an initial public offering of common stock pursuant to a firm commitment underwriting, or (c) the closing of a transaction in which a third party acquires substantially all of the business and property, subject to substantially all of the liabilities of Newco by the acquisition of stock or assets, merger, consolidation or other means in a transaction and for consideration as may be approved by the Newco Board; provided, that the requirement that the holders of a majority of the MacArthur Interests concur in a transaction of the type described in the introductory sentence to Section 7.3 shall survive through November 30, 1999 unless the holders of a majority of MacArthur Interests agree to its termination.

      12.2 Amendment. This Agreement may be altered or amended only with the written consent of the holders of a majority of each of the Bishop Interests, CVC Interests, MacArthur Interests and the Management Partners. Notwithstanding the above, this Agreement shall not be altered or amended without the consent of a Party if such amendment oro alteration would adversely affect the economic or voting rights or the obligations of such Party. No modification or amendment shall be made to the provisions of (a) Article V, Article VI, Section 7.2 and
Section 7.3 of the Amended and Restated Limited Partnership Agreement of CILP; or (b) to the provisions of this Agreement which adversely affect any rights or obligations of the Lenders, without the Lender's consent.

      12.3 Specific Performance. The Parties recognize that the obligations imposed on them in this Agreement are special, unique and of extraordinary character, and that in the event of breach by any Party, damages will be an insufficient remedy; consequently, it is agreed that the Parties may have specific performance (in addition to damages) as a remedy for the enforcement hereof, without proving damages.

      12.4 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or upon receipt if mailed, certified or registered mail with postage prepaid (return receipt requested), or on the second (2nd) next business day after deposit if sent by a recognized overnight delivery service or upon transmission if sent by telecopy or facsimile transmission (with request of assurance of receipt in a manner customary for communication of such type) as follows:

      If to CIC:

                 Communities Investor Corp.
                 24301 Walden Center Drive, Suite 300
                 Bonita Springs, Florida 34134
                 Attention: President

      If to CILP:

                 Communities Investor Limited Partnership
                 24301 Walden Center Drive, Suite 300
                 Bonita Springs, Florida 34134
                 Attention: President

      If to Newco:

                 24301 Walden Center Drive, Suite 300
                 Bonita Springs, Florida 34134
                 Attention: President

      If to an Equity Owner or Lender:

            To such Equity Owner's or Lender's address as set forth on the books and records of Newco.

            Upon request, each Equity Owner shall be entitled to receive a list of all Equity Owners and their addresses.

      12.5 Counterparts. This Agreement may be executed in two (2) or more counterparts and each counterpart shall be deemed to be an original and which counterparts together shall constitute one and the same agreement of the Parties.

      12.6 Section Headings. Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

      12.7 Relationship of Parties. Nothing in this Agreement is intended, nor shall it be construed, to create any partnership, joint venture or any other relationship among the Parties or any of them not expressly set forth herein.

      12.8 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law of such State. The Parties agree that any litigation relating- to this Agreement shall be brought in a state court of the State of Delaware or a federal court in the district which sits in the State of Delaware. Each Party hereby consents to personal jurisdiction in any such action or proceeding brought in any such State or federal court, consents to service of process by mail made upon such Party and such Party's agent (or in any other manner permitted by the rules of the court in which the action or proceeding is brought) and waives any objection to venue in any such court or to any claim that any such court is an inconvenient forum.

      12.9 No Waiver of Breach. The failure of any Party to require the performance of any of the terms of this Agreement or the waiver by any Party of any breach under this Agreement shall neither prevent a subsequent enforcement of such term nor be deemed a waiver of any other breach.

      12.10 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

      IN WITNESS WHEREOF, each of the Parties has executed this Agreement, as of the date and year first above written.

                             COMMUNITIES INVESTOR CORP.,
                             a Delaware corporation

                             By: /s/ Steven Adelman
                                 ----------------------------------------------
                             Its: Authorized Officer
                                  ---------------------------------------------


                             HARTSEL RANCH CORPORATION

                             By: /s/ David S. Chernoff
                                 ----------------------------------------------
                             Its: Vice President
                                  ---------------------------------------------


                             KAMEHAMEHA ACTIVITIES ASSOCIATION

                             By: /s/ Wallace G.K. Chin
                                 ----------------------------------------------
                             Its: President
                                  ---------------------------------------------

                             CCT Partners II, L.P.

                             Natasha Partnership

                             63 BR Partnership

                             Jeanne Blasberg, as Trustee of Thomas F. McWilliams Flint Trust dated October 27, 1998

                             Alchemy L.P.

                             David F. Thomas

                             James A. Urry

                             John D. Weber

                             Noelle M. Cournoyer

                             By: Adrian Van Schie
                             Its Attorney-In-Fact


                                 By: /s/ Adrian Van Schie
                                     ------------------------------------------
                                 Its: Attorney-In-Fact
                                      -----------------------------------------

                              CITICORP VENTURE CAPITAL, LTD.

                              By: Adrian Van Schie
                                  ---------------------------------------------
                              It: Attorney-in-fact
                                  ---------------------------------------------


                              COMMUNITIES INVESTOR LIMITED PARTNERSHIP, a Delaware limited partnership

                              By: COMMUNITIES INVESTOR CORP.
                              Its: General Partner

                                   By: /s/ Steven C. Adelman
                                       ----------------------------------------
                                   Its: Authorized Officer
                                        ---------------------------------------


                              JOHN D. AND CATHERINE T. MACARTHUR
                              FOUNDATION

                              By: Lyn Huttan
                                  ---------------------------------------------
                              Its: Vice President
                                   --------------------------------------------


                              BANCBOSTON INVESTMENTS, INC.

                              By: /s/ Mary Joseph O'Reilly
                                  ---------------------------------------------
                              Its: Vice President
                                   --------------------------------------------

                              D & A COMMUNITIES, INC.


                              By: /s/ Alfred Hoffman, Jr.
                                  ---------------------------------------------
                              Its:    President
                                   --------------------------


                               /s/ Alfred Hoffman, Jr.
                              -------------------------------------------------
                                   Alfred Hoffman, Jr.


                               /s/ Don E. Ackerman
                              -------------------------------------------------
                                   Don E. Ackerman


                               /s/ Matthew Hoffman
                              -------------------------------------------------
                                   Matthew Hoffman


                               /s/ Elisabeth Hoffman
                              -------------------------------------------------
                                   Elisabeth Hoffman


                               /s/ Melissa Hoffman
                              -------------------------------------------------
                                   Melissa Hoffman


                               /s/ Elisabeth Hoffman
                              -------------------------------------------------
                                   Elisabeth Hoffman, as Personal Representative of the Estate of Marcia Hoffman


                               /s/ Benno Schmidt
                              -------------------------------------------------
                                   Benno Schmidt, by Edward V. Ryan, his
                                   Attorney-In-Fact


                               /s/ E. Leslie Peter
                              -------------------------------------------------
                                   E. Leslie Peter

                             Ackerman Family Limited Partnership, by its General Partner, Chandelle Ventures, Inc.


                             By: /s/ Don E. Ackerman
                                 ----------------------------------------------
                                     Don E. Ackerman, as Trustee


                             /s/ Don E. Ackerman
                             ---------------------------------------------------
                             Don E. Ackerman, as Trustee of the Don E. Ackerman Trust U/T/A dated 12/14/96

                             SET II, INC.

                             By: /s/ Jay Sugarman
                                 ----------------------------------------------
                             Its: President and Chief Executive Officer
                                  ---------------------------------------------


                             BANKBOSTON, N.A.

                             By: /s/ S. Selbo
                                 ----------------------------------------------
                             Its: Director
                                  ---------------------------------------------

                                   SCHEDULE A

COMMUNITIES INVESTOR CORP.


CIC STOCKHOLDERS:

HARTSEL RANCH CORPORATION

KAMEHAMEHA ACTIVITIES ASSOCIATION

CCT PARTNERS II, L.P.

63 BR PARTNERSHIP

ALCHEMY L.P.

DAVID F. THOMAS

JAMES A. URRY

JOHN D. WEBER

NOELLE M. COURNOYER

CITICORP VENTURE CAPITAL, LTD.


COMMUNITIES INVESTOR LIMITED PARTNERSHIP


CILP LIMITED PARTNERS:


JOHN D. AND CATHERINE T. MACARTHUR
FOUNDATION

KAMEHAMEHA ACTIVITIES ASSOCIATION

CITICORP VENTURE CAPITAL LTD.

CCT PARTNERS II, L.P.

NATASHA PARTNERSHIP

JEANNE BLASBERG, AS TRUSTEE OF THE THOMAS F. MCWILLIAMS

FLINT TRUST DATED OCTOBER 27, 1998

DAVID F. THOMAS

JAMES A. URRY

JOHN D. WEBER

NOELLE M. COURNOYER

BANCBOSTON INVESTMENTS, INC.

ALFRED HOFFMAN, YR.

ACKERMAN FAMILY PARTNERSHIP

E. LESLIE PETER


D&A COMMUNITIES, INC.


NEWCO STOCKHOLDERS:


ALFRED HOFFMAN, JR.

DON E. ACKERMAN

DON E. ACKERMAN, AS TRUSTEE OF THE DON E. ACKERMAN
TRUST U/T/A DATED 12/14/16

MATTHEW HOFFMAN

ELISABETH HOFFMAN,

MELISSA HOFFMAN

ELISABETH HOFFMAN, AS PERSON REPRESENTATIVE OF THE
ESTATE OF MARCIA HOFFMAN

BENNO SCHMIDT

E. LESLIE PETER

COMMUNITIES INVESTOR LIMITED PARTNERSHIP